Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-258173 on Form S-8 of our report dated March 21, 2022, relating to the financial statements of Caribou Biosciences, Inc., appearing in this Annual Report on Form 10-K of Caribou Biosciences, Inc. for the year ended December 31, 2021.

/s/ Deloitte & Touche

San Francisco, California

March 21, 2022